Exhibit 99.1

XCHG Limited (the “Company”)

Code of Business Conduct and Ethics

Adopted January 31, 2024

Introduction

This Code of Business Conduct and Ethics (the “Code”) has been adopted by our Board of Directors (the “Board”) and summarizes the standards that must guide our actions. Although they cover a wide range of business practices and procedures, these standards cannot and do not cover every issue that may arise, or every situation in which ethical decisions must be made, but rather set forth key guiding principles that represent Company policies and establish conditions for employment at the Company.

We must strive to foster a culture of honesty and accountability. Our commitment to the highest level of ethical conduct should be reflected in all of the Company’s business activities, including, but not limited to, relationships with employees, customers, suppliers, competitors, the government, the public and our shareholders. All of our employees, officers and directors must conduct themselves according to the language and spirit of this Code and seek to avoid even the appearance of improper behavior. Even well intentioned actions that violate the law or this Code may result in negative consequences for the Company and for the individuals involved.

One of our Company’s most valuable assets is our reputation for integrity, professionalism and fairness. We should all recognize that our actions are the foundation of our reputation and adhering to this Code and applicable law is imperative.

Conflicts of Interest

Our employees, officers and directors have an obligation to conduct themselves in an honest and ethical manner and to act in the best interest of the Company. All employees, officers and directors should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company.

A “conflict of interest” occurs when a person’s private interest interferes in any way, or even appears to interfere, with the interests of the Company as a whole, including those of its subsidiaries and affiliates. A conflict of interest may arise when an employee, officer or director takes an action or has an interest that may make it difficult for him or her to perform his or her work objectively and effectively. A conflict of interest may also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of the employee’s, officer’s or director’s position in the Company.

Although it would not be possible to describe every situation in which a conflict of interest may arise, the following are examples of situations that may constitute a conflict of interest:

•	Working, in any capacity, for a competitor, customer or supplier while employed by the Company.

•	Accepting gifts of more than modest value or receiving personal discounts (if such discounts are not generally offered to the public) or other benefits as a result of your position in the Company from a competitor, customer or supplier.

•	Competing with the Company for the purchase or sale of property, products, services or other interests.

•	Having an interest in a transaction involving the Company, a competitor, customer or supplier (other than as an employee, officer or director of the Company and not including routine investments in publicly traded companies).

•	Receiving a loan or guarantee of an obligation as a result of your position with the Company.

•	Directing business to a supplier owned or managed by, or which employs, a relative or friend.

Situations involving a conflict of interest may not always be obvious or easy to resolve. You should report actions that may involve a conflict of interest to the general counsel or an officer with similar duties and responsibilities of the Company (the “General Counsel”).

In order to avoid conflicts of interests, senior executive officers and directors must disclose to the General Counsel any material transaction or relationship that reasonably could be expected to give rise to such a conflict, and the General Counsel shall notify the Audit Committee of the Board (the “Audit Committee”) of any such disclosure. Conflicts of interests involving the General Counsel and directors shall be disclosed to the Audit Committee.

In the event that an actual or apparent conflict of interest arises between the personal and professional relationship or activities of an employee, officer or director, the employee, officer or director involved is required to handle such conflict of interest in an ethical manner in accordance with the provisions of this Code.

Quality of Public Disclosures

The Company has a responsibility to provide full and accurate information in our public disclosures, in all material respects, about the Company’s financial condition and results of operations. Our reports and documents filed with or submitted to the United States Securities and Exchange Commission and our other public communications shall include full, fair, accurate, timely and understandable disclosure, and the Company has established a Disclosure Committee consisting of senior management to assist in monitoring such disclosures.

Compliance with Laws, Rules and Regulations

We are strongly committed to conducting our business affairs with honesty and integrity and in full compliance with all applicable laws, rules and regulations. No employee, officer or director of the Company shall commit an illegal or unethical act, or instruct others to do so, for any reason.

Compliance with this Code and Reporting of Any Illegal or Unethical Behavior

All employees, directors and officers are expected to comply with all of the provisions of this Code. The Code will be strictly enforced and violations will be dealt with immediately, including by subjecting persons who violate its provisions to corrective and/or disciplinary action such as dismissal or removal from office. Violations of the Code that involve illegal behavior will be reported to the appropriate authorities.

Situations which may involve a violation of ethics, laws, rules, regulations or this Code may not always be clear and may require the exercise of judgment or the making of difficult decisions. Employees, officers and directors should promptly report any concerns about a violation of ethics, laws, rules, regulations or this Code to their supervisor or the General Counsel or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee. Interested parties may also communicate directly with the Company’s non-management directors through contact information located in the Company’s annual report on Form 20-F.

Any concerns about a violation of ethics, laws, rules, regulations or this Code by any senior executive officer or director should be reported promptly to the General Counsel, and the General Counsel shall notify the Audit Committee of any such violation. Any such concerns involving the General Counsel should be reported to the Audit Committee. Reporting of such violations may also be done anonymously through email to the Company at a designated email address for compliance reporting. An anonymous report should provide enough information about the incident or situation to allow the Company to investigate properly. If concerns or complaints require confidentiality, including keeping an identity anonymous, the Company will endeavor to protect this confidentiality, subject to applicable law, regulation or legal proceedings.

The Company encourages all employees, officers and directors to report any suspected violations promptly and intends to thoroughly investigate any good faith reports of violations. The Company will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith. Open communication of issues and concerns by all employees, officers and directors without fear of retribution or retaliation is vital to the successful implementation of this Code. All employees, officers and directors are required to cooperate in any internal investigations of misconduct and unethical behavior.

The Company recognizes the need for this Code to be applied equally to everyone it covers. The General Counsel of the Company will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Audit Committee, and the Company will devote the necessary resources to enable the General Counsel to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with this Code. Questions concerning this Code should be directed to the General Counsel.

The provisions of this section are qualified in their entirety by reference to the following section.

Reporting Violations to a Governmental Agency

Employees have the right under applicable law to certain protections for cooperating with or reporting legal violations to governmental agencies or entities and self-regulatory organizations. As such, nothing in this Code is intended to prohibit any employee from disclosing or reporting violations to, or from cooperating with, a governmental agency or entity or self-regulatory organization, and employees may do so without notifying the Company. The Company may not retaliate against all employee for any of these activities, and nothing in this Code or otherwise requires any employee to waive any monetary award or other payment that he or she might become entitled to from a governmental agency or entity, or self-regulatory organization.

All employees of the Company have the right to:

•	Report possible violations of applicable law or regulation that have occurred, are occurring, or are about to occur to any governmental agency or entity, or self-regulatory organization;

•	Cooperate voluntarily with, or respond to any inquiry from, or provide testimony before any self-regulatory organization or any other national or local regulatory or law enforcement authority;

•	Make reports or disclosures to law enforcement or a regulatory authority without prior notice to, or authorization from, the Company; and

•	Respond truthfully to a valid subpoena.

All employees have the right to not be retaliated against for reporting, either internally to the Company or to any governmental agency or entity or self-regulatory organization, information which the employee reasonably believes relates to a possible violation of law. It is a violation of law to retaliate against anyone who has reported such potential misconduct either internally or to any governmental agency or entity or self-regulatory organization. Retaliatory conduct includes discharge, demotion, suspension, threats, harassment, and any other manner of discrimination in the terms and conditions of employment because of any lawful act the employee may have performed. It is unlawful for the company to retaliate against an employee for reporting possible misconduct either internally or to any governmental agency or entity or self-regulatory organization.

Notwithstanding anything contained in this Code or otherwise, employees may disclose confidential Company information, including the existence and terms of any confidential agreements between the employee and the Company (including employment or severance agreements), to any governmental agency or entity or self-regulatory organization.

The Company cannot require an employee to withdraw reports or filings alleging possible violations of national or local law or regulation, and the Company may not offer employees any kind of inducement, including payment, to do so.

An employee’s rights and remedies as a whistleblower protected under applicable whistleblower laws, including a monetary award, if any, may not be waived by any agreement, policy form, or condition of employment, including by a predispute arbitration agreement.

Even if an employee has participated in a possible violation of law, the employee may be eligible to participate in the confidentiality and retaliation protections afforded under applicable whistleblower laws, and the employee may also be eligible to receive an award under such laws.

Waivers and Amendments

Any waiver (including any implicit waiver) of the provisions in this Code for executive officers or directors may only be granted by the Board or a committee thereof and will be promptly disclosed to the Company’s shareholders. Any such waiver will also be disclosed in the Company’s annual report on Form 20-F. Amendments to this Code must be approved by the Board and will also be disclosed in the Company’s annual report on Form 20-F.

Trading on Inside Information

Using non-public Company information to trade in securities, or providing a family member, friend or any other person with non-public Company information, is illegal. All non-public, Company information should be considered inside information and should never be used for personal gain. You are required to familiarize yourself and comply with the Company’s Policy Against Insider Trading, copies of which are distributed to all employees, officers and directors and are available from the General Counsel. You should contact the General Counsel with any questions about your ability to buy or sell securities.

Protection of Confidential Proprietary Information

Confidential proprietary information generated by and gathered in our business is a valuable Company asset. Protecting this information plays a vital role in our continued growth and ability to compete, and all proprietary information should be maintained in strict confidence, except when disclosure is authorized by the Company or required by law.

Proprietary information includes all non-public information that might be useful to competitors or that could be harmful to the Company, its customers or its suppliers if disclosed. Intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, research and new product plans, objectives and strategies, records, databases, salary and benefits data, employee medical information, customer, employee and suppliers lists and any unpublished financial or pricing information must also be protected.

Unauthorized use or distribution of proprietary information violates Company policy and could be illegal. Such use or distribution could result in negative consequences for both the Company and the individuals involved, including potential legal and disciplinary actions. We respect the property rights of other companies and their proprietary information and require our employees, officers and directors to observe such rights.

Your obligation to protect the Company’s proprietary and confidential information continues even after you leave the Company, and you must return all proprietary information in your possession upon leaving the Company.

The provisions of this section are qualified in their entirety by the section entitled “Reporting Violations to Governmental Agencies” above.

Protection and Proper Use of Company Assets

Protecting Company assets against loss, theft or other misuse is the responsibility of every employee, officer and director. Loss, theft and misuse of Company assets directly impact our profitability. Any suspected loss, misuse or theft should be reported to a supervisor or the Legal Department.

The sole purpose of the Company’s equipment, vehicles, supplies and electronic resources (including hardware, software and the data thereon) is the conduct of our business. They may only be used for Company business consistent with Company guidelines.

Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves business opportunities that are discovered through the use of corporate property, information or position. No employee, officer or director may use corporate property, information or position for personal gain, and no employee, officer or director may compete with the Company. Competing with the Company may involve engaging in the same line of business as the Company or any situation in which the employee, officer or director takes away from the Company opportunities for sales or purchases of property, products, services or interests. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Fair Dealing

Each employee, officer and director of the Company should endeavor to deal fairly with customers, suppliers, competitors, the public and one another at all times and in accordance with ethical business practices.

Each employee has an obligation to comply with the anti-corruption and anti-bribery laws of the People’s Republic of China and any other regions and countries in which the Company operates. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. No bribes, kickbacks or other similar payments in any form shall be made directly or indirectly to or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action. In the event of a violation of these provisions, the Company and any employee, officer or director involved may be subject to disciplinary action as well as potential civil or criminal liability for violation of this policy.

Occasional business gifts to, or entertainment of, non-government employees in connection with business discussions or the development of business relationships are generally deemed appropriate in the conduct of Company business. However, these gifts should be given infrequently and their value should be modest. Gifts or entertainment in any form that would likely result in a feeling or expectation of personal obligation should not be extended or accepted.

Practices that are acceptable in a commercial business environment may be against the law or the policies governing national or local government employees. Therefore, no gifts or business entertainment of any kind may be given to any government employee without the prior approval of a supervisor or the General Counsel.

Except in certain limited circumstances, the United States Foreign Corrupt Practices Act (the “FCPA”) prohibits giving anything of value directly or indirectly to any “non-U.S. official” for the purpose of obtaining or retaining business. When in doubt as to whether a contemplated payment or gift may violate the FCPA, contact a supervisor or the General Counsel before taking any action.

Equal Opportunity, Non-Discrimination and Fair Employment

The Company’s policies for recruitment, advancement and retention of employees forbid discrimination on the basis of any criteria prohibited by law, including but not limited to race, sex and age. Our policies are designed to ensure that employees are treated, and treat each other, fairly and with respect and dignity. In keeping with this objective, conduct involving discrimination or harassment of others will not be tolerated. All employees, officers and directors are required to comply with the Company’s policy on equal opportunity, non-discrimination and fair employment.

Compliance with Antitrust Laws

The antitrust laws prohibit agreements among competitors on such matters as prices, terms of sale to customers and the allocation of markets or customers. Antitrust laws can be complex, and violations may subject the Company and its employees to criminal sanctions, including fines, jail time and civil liability. If you have any questions about our antitrust compliance policies, consult the General Counsel.

Political Contributions and Activities

Any political contributions made by or on behalf of the Company and any solicitations for political contributions of any kind must be lawful and in compliance with Company policies. This policy applies solely to the use of Company assets and is not intended to discourage or prevent individual employees, officers or directors from making political contributions or engaging in political activities on their own behalf. No one may be reimbursed directly or indirectly by the Company for personal political contributions.

Environment, Health and Safety

We are committed to conducting our business in compliance with all applicable environmental and workplace health and safety laws and regulations. We strive to provide a safe and healthy work environment for our employees and to avoid adverse impact and injury to the environment and the communities in which we conduct our business. Achieving this goal is the responsibility of all officers, directors and employees.

Dealings with the Community

We are committed to being a responsible member of, and recognize the mutual benefits of engaging and building relationships with, the communities in which we operate. Wherever the Company operates, we strive to make a positive and meaningful contribution to the surrounding community and to ensure the distribution of a fair share of benefits to all stakeholders impacted by its activities, including the surrounding community. We strongly encourage our employees to play a positive role in the community.

Doing Business with Others

We strive to promote the application of the standards of this Code by those with whom we do business. Our policies, therefore, prohibit the engaging of a third party to perform any act prohibited by law or by this Code, and we shall avoid doing business with others who intentionally and continually violate the law or the standards of this Code.

Accuracy of Company Financial Records

We maintain the highest standards in all matters relating to accounting, financial controls, internal reporting and taxation. All financial books, records and accounts must accurately reflect transactions and events and conform both to required accounting principles and to the Company’s system of internal controls. Records shall not be distorted in any way to hide, disguise or alter the Company’s true financial position.

Retention of Records

All Company business records and communications shall be clear, truthful and accurate. Employees, officers and directors of the Company shall avoid exaggeration, guesswork, legal conclusions and derogatory remarks or characterizations of people and companies. This applies to communications of all kinds, including email and “informal” notes or memos. Records should always be handled according to the Company’s record retention policies. If an employee, officer or director is unsure whether a document should be retained, consult a supervisor or the General Counsel before proceeding.

Anti-Money Laundering

We are committed to preserving our reputation in the financial community by assisting in efforts to combat money laundering and terrorist financing. Money laundering is the practice of disguising the ownership or source of illegally obtained funds through a series of transactions to “clean” the funds so they appear to be proceeds from legal activities.

We have adopted measures to reduce the extent to which the Company’s facilities, products and services can be used for a purpose connected with market abuse or financial crimes. Additionally, where necessary, we screen customers, potential customers and suppliers to ensure that our products and services cannot be used to facilitate money laundering or terrorist activity. If you have any questions about our internal anti-money laundering process and procedure, consult the General Counsel.

Social Media

Unless you are authorized by the Company, you are discouraged from discussing the Company as part of your personal use of social media. While business should only be conducted through approved channels, we understand that social media is used as a source of information and as a form of communicating with friends, family and workplace contacts.

When you are using social media and identify yourself as a Company employee, officer or director or mention the Company incidentally, for instance on Wexin or professional networking site, please remember the following:

•	Never disclose confidential information about the Company or its business, customers or suppliers.

•	Make clear that any views expressed are your own and not those of the Company.

•	Remember that our policy on Equal Opportunity, Non-Discrimination and Fair Employment applies to social media sites.

•	Be respectful of your colleagues and all persons associated with the Company, including customers and suppliers.

•	Promptly report to the Company’s corporate communications department any social media content which inaccurately or inappropriately discusses the Company.

•	Never respond to any information, including information that may be inaccurate about the Company.

•	Never post documents, parts of documents, images or video or audio recordings that have been made with Company property or of Company products, services or people or at Company functions or events.

Professional Networking

Online networking on professional or industry sites has become an important and effective way for colleagues to stay in touch and exchange information. Employees, officers and directors should use good judgment when posting information about themselves or the Company on any of these services.

What you post about the Company or yourself will reflect on all of us. When using professional networking sites, you should observe the same standards of professionalism and integrity described in our code and follow the social media guidelines outlined above.

Government Inquiries

The Company cooperates with government agencies and authorities. Forward all requests for information, other than routine requests, to the General Counsel immediately to ensure that we respond appropriately.

All information provided must be truthful and accurate. Never mislead any investigator. Do not ever alter or destroy documents or records subject to an investigation.

Review

The Board shall review this Code annually and make changes as appropriate.